                                                                    EXHIBIT 99.2

PAGES 42 THROUGH 71 OF SCHEIN'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 25, 1999, AS FILED WITH THE SEC ON APRIL 7, 2000.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Consolidated Financial Statements, and notes thereto, are presented as set forth below:


                                                               PAGE
SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES                 --------
Report of Independent Certified Public Accountants..........    43

Consolidated Balance Sheets as of December 25, 1999 and
December 26, 1998...........................................    44

Consolidated Statements of Operations for the years ended
December 25, 1999, December 26, 1998 and December 27,
1997........................................................    45

Consolidated Statements of Stockholders' Equity for the
years ended December 25, 1999, December 26, 1998 and
December 27, 1997...........................................    46

Consolidated Statements of Cash Flows for the years ended
December 25, 1999, December 26, 1998 and December 27,
1997........................................................    47

Consolidated Statements of Comprehensive Income (Loss) for
the years ended December 25, 1999, December 26, 1998 and
December 27, 1997...........................................    48

Notes to Consolidated Financial Statements..................    49

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders Schein Pharmaceutical, Inc.

We have audited the accompanying consolidated balance sheets of Schein Pharmaceutical, Inc. and subsidiaries as of December 26, 1998 and December 25, 1999, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss) and cash flows for each of the three years in the period ended December 25, 1999. These consolidated financial statements are the responsibility of the management of Schein Pharmaceutical, Inc. and subsidiaries. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Schein Pharmaceutical, Inc. and subsidiaries as of December 26, 1998 and December 25, 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 25, 1999 in conformity with generally accepted accounting principles.

BDO Seidman, LLP
New York, New York
February 16, 2000, except for Note 20 which is as of March 31, 2000

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                        (IN THOUSANDS, EXCEPT PAR VALUE)

                                                                     DECEMBER 25,        DECEMBER 26,
                                                                         1999                1998
                                                                    -------------       -------------
                                         ASSETS
Current assets:
Cash and cash equivalents ....................................      $       3,821       $         377
Accounts receivable, less allowance for possible losses of
$2,200 and $2,486 ............................................             61,828              82,498
Inventories ..................................................            128,726             106,351
Income taxes receivable ......................................                 --              15,900
Deferred income taxes ........................................              9,253               8,838
Other current assets .........................................             20,567               6,046
                                                                    -------------       -------------

Total current assets .........................................            224,195             220,010
Property, plant and equipment, net ...........................            100,730             112,224
Product rights, licenses and regulatory approvals, net .......             51,557             107,769
Other assets .................................................             27,019              12,993
                                                                    -------------       -------------

                                                                    $     403,501       $     452,996
                                                                    =============       =============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses ........................      $     104,872       $      99,122
Income taxes payable .........................................              7,511               8,626
Revolving credit and current maturities of long-term
debt .........................................................            128,631             103,975
                                                                    -------------       -------------

Total current liabilities ....................................            241,014             211,723
Long-term debt, less current maturities ......................             92,738             124,482
Deferred income taxes ........................................              6,780              29,719
Other non-current liabilities ................................              5,851               8,587
Commitments and contingencies
Stockholders' equity:
Common stock, $.01 par value; 100,000 authorized shares;
issued and outstanding 32,943 and 32,499 shares ..............                329                 325
Additional paid-in capital ...................................            101,357              97,176
Retained earnings (accumulated deficit) ......................            (52,931)            (18,543)
Accumulated other comprehensive income (loss) ................             10,597                (473)
Subscription receivable ......................................             (2,234)                 --
                                                                    -------------       -------------

Total stockholders' equity ...................................             57,118              78,485
                                                                    -------------       -------------

                                                                    $     403,501       $     452,996
                                                                    =============       =============

See accompanying notes to consolidated financial statements

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT EARNINGS (LOSS) PER SHARE)



                                                                                YEARS ENDED
                                                                                -----------

                                                             DECEMBER 25,        DECEMBER 26,       DECEMBER 27,
                                                                 1999                1998                1997
                                                            -------------       -------------       -------------
Net revenues .........................................      $     477,161       $     523,229       $     490,170
Cost of sales ........................................            306,019             349,140             329,761
                                                            -------------       -------------       -------------

Gross profit .........................................            171,142             174,089             160,409

Costs and expenses:
Selling, general and administrative ..................             92,157              87,162              81,809
Research and development .............................             27,951              29,245              29,387
Amortization of goodwill and other
intangibles ..........................................              6,303               8,754              10,196
Restructuring charge .................................             86,971             161,200                  --
                                                            -------------       -------------       -------------

Operating income (loss) ..............................            (42,240)           (112,272)             39,017
Interest expense, net ................................             18,661              20,626              26,578
Other expenses (income), net .........................              1,268              (2,246)             (9,318)
                                                            -------------       -------------       -------------

Income (loss) before provision (benefit) for
income taxes and extraordinary item ..................            (62,169)           (130,652)             21,757
Provision (benefit) for income taxes .................            (27,781)            (14,286)             10,655
                                                            -------------       -------------       -------------

Income (loss) before extraordinary item ..............            (34,388)           (116,366)             11,102
Extraordinary item: loss on early extinguishment
of debt, net of income tax of $1,144 .................                 --              (1,660)                 --
                                                            -------------       -------------       -------------

Net income (loss) ....................................      $     (34,388)      $    (118,026)      $      11,102
                                                            =============       =============       =============

Earnings (loss) per share, basic and diluted:
Income (loss) before extraordinary item ..............      $       (1.05)      $       (3.72)      $        0.39
Extraordinary item ...................................                 --               (0.05)                 --
                                                            -------------       -------------       -------------

Net income (loss) ....................................      $       (1.05)      $       (3.77)      $        0.39
                                                            =============       =============       =============

Weighted average common shares and equivalents:
Basic ................................................             32,638              31,332              28,693
Diluted ..............................................             32,638              31,332              28,755

See accompanying notes to consolidated financial statements

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)


                                                                                                    ACCUMULATED
                                                                                      RETAINED         OTHER
                                               COMMON STOCK         ADDITIONAL        EARNINGS      COMPREHENSIVE
                                           ---------------------      PAID-IN       (ACCUMULATED       INCOME
                                            SHARES       AMOUNT       CAPITAL          DEFICIT)         (LOSS)          OTHER
                                           ---------   ---------   -------------    -------------    -------------    ---------
Balance, December 28, 1996..............      28,693   $     287   $      38,592    $      88,381    $       3,497    $    (777)

Net income .............................          --          --              --           11,102               --           --
Amortization of options issued
as compensation ........................          --          --             (98)              --               --          726
Decline in unrealized gains on
marketable securities ..................          --          --              --               --           (2,046)          --
Foreign currency translation
adjustments ............................          --          --              --               --               51           --
                                           ---------   ---------   -------------    -------------    -------------    ---------

Balance, December 27, 1997..............      28,693         287          38,494           99,483            1,502          (51)

Net loss ...............................          --          --              --         (118,026)              --           --
Shares issued in initial public
offering ...............................       3,450          35          52,415               --               --           --
Shares issued upon exercise of
stock options, including tax
benefit ................................         249           2           5,212               --               --           --
Shares issued to employee stock
purchase plan ..........................         107           1           1,055               --               --           --
Amortization of options issued
as compensation ........................          --          --              --               --               --           51
Decline in unrealized gains on
marketable securities ..................          --          --              --               --           (2,096)          --
Foreign currency translation
adjustments ............................          --          --              --               --              121           --
                                           ---------   ---------   -------------    -------------    -------------    ---------

Balance, December 26, 1998..............      32,499         325          97,176          (18,543)            (473)          --

Net loss ...............................          --          --              --          (34,388)              --           --
Shares issued upon exercise of
stock options, including tax
benefit ................................          10          --             143               --               --           --
Shares issued to employee stock
purchase plan ..........................         184           1           1,600               --               --           --
Subscription receivable ................         250           3           2,231               --               --       (2,234)
Stock warrants issued ..................          --          --             207               --               --           --
Unrealized gains on marketable
securities .............................          --          --              --               --           11,037           --
Foreign currency translation
adjustments ............................          --          --              --               --               33           --
                                           ---------   ---------   -------------    -------------    -------------    ---------

Balance, December 25, 1999..............      32,943   $     329   $     101,357    $     (52,931)   $      10,597    $  (2,234)
                                           =========   =========   =============    =============    =============    =========

See accompanying notes to consolidated financial statements.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                    YEARS ENDED
                                                                                    -----------

                                                                     DECEMBER 25,    DECEMBER 26,     DECEMBER 27,
                                                                         1999             1998             1997
                                                                    -------------    -------------    -------------
Cash flows from operating activities:
Net income (loss) ...............................................   $     (34,388)   $    (118,026)   $      11,102
Adjustments to reconcile net income (loss) to net
cash flows from operating activities:
Depreciation and amortization ...................................          24,543           24,600           25,474
Impairment of long-lived assets, due to
restructuring ...................................................          63,000          102,280               --
Inventory write-off, due to restructuring .......................          13,953           30,500               --
Deferred income taxes ...........................................         (30,228)          (4,896)          (2,676)
Gain on sale of marketable securities ...........................            (684)          (4,439)         (12,745)
Extraordinary item: loss on early extinguishment
of debt, non-cash ...............................................              --            2,304               --
Other ...........................................................           4,439           (1,282)           3,698
Changes in operating assets and liabilities:
Accounts receivable .............................................          21,372            6,060          (16,346)
Inventories .....................................................         (38,629)         (17,709)          12,123
Prepaid expenses and other current assets .......................          (9,727)          (2,707)          (1,205)
Income taxes receivable .........................................          15,330          (15,330)              --
Accounts payable, income taxes payable, accrued
expenses and other liabilities ..................................          13,180            6,502           15,450
                                                                    -------------    -------------    -------------

Net cash provided by operating activities .......................          42,161            7,857           34,875
                                                                    -------------    -------------    -------------

Cash flows from investing activities:
Capital expenditures ............................................          (9,766)         (22,381)         (14,446)
Product rights and licenses .....................................         (20,038)         (16,143)            (150)
International investments .......................................          (4,579)          (6,511)            (173)
Proceeds from the sale of marketable securities .................           2,009            6,607           14,737
Investment in marketable securities .............................          (1,217)              --               --
Other, net ......................................................           3,299             (872)             119
                                                                    -------------    -------------    -------------

Net cash provided by (used in) investing activities .............         (30,292)         (39,300)              87
                                                                    -------------    -------------    -------------

Cash flows from financing activities:
Principal payments on, or repayments of, debt ...................        (185,501)        (192,208)        (287,090)
Proceeds from issuance of debt ..................................         175,332          165,520          255,755
Net proceeds from initial public offering .......................              --           52,450               --
Proceeds from employee stock purchase plan and
exercise of stock options .......................................           1,744            5,367               --
Increase in other non-current assets ............................              --             (113)          (4,962)
                                                                    -------------    -------------    -------------

Net cash provided by (used in) financing activities .............          (8,425)          31,016          (36,297)
                                                                    -------------    -------------    -------------

Net increase (decrease) in cash and cash
equivalents .....................................................           3,444             (427)          (1,335)
Cash and cash equivalents, beginning of year ....................             377              804            2,139
                                                                    -------------    -------------    -------------

Cash and cash equivalents, end of year ..........................   $       3,821    $         377    $         804
                                                                    =============    =============    =============

Supplemental cash flow information:
Taxes paid ......................................................   $       2,549    $       9,274    $       7,546
Interest paid ...................................................          18,638           20,317           25,182
Product rights and licenses acquired with
liabilities .....................................................              --           12,289               --
Assumption of debt related to international
investment ......................................................           3,364               --               --


See accompanying notes to consolidated financial statements

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                 (IN THOUSANDS)


                                                                     YEARS ENDED
                                                                     -----------

                                                      DECEMBER 25,    DECEMBER 26,      DECEMBER 27,
                                                          1999             1998             1997
                                                     -------------    -------------    -------------
Net income (loss) ................................   $     (34,388)   $    (118,026)   $      11,102
                                                     -------------    -------------    -------------

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment ..........              33              121               51
Unrealized holding gains arising during
period ...........................................          11,444              612            5,537
Less: reclassification adjustment for gains
included in net income ...........................            (407)          (2,708)          (7,583)
                                                     -------------    -------------    -------------

Other comprehensive income (loss) ................          11,070           (1,975)          (1,995)
                                                     -------------    -------------    -------------

Comprehensive income (loss) ......................   $     (23,318)   $    (120,001)   $       9,107
                                                     =============    =============    =============


Components of accumulated other comprehensive income (loss) included in the Company's consolidated balance sheets are as follows:



                                                           DECEMBER 25,     DECEMBER 26,
                                                               1999             1998
                                                          -------------    -------------

Unrealized gains on marketable securities .............   $      11,227    $         190
Cumulative foreign currency translation adjustment ....            (630)            (663)
                                                          -------------    -------------

                                                          $      10,597    $        (473)
                                                          =============    =============


See accompanying notes to consolidated financial statements.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF ACCOUNTING POLICIES

THE COMPANY AND PRINCIPLES OF CONSOLIDATION

Schein Pharmaceutical, Inc. and its subsidiaries (the Company) are engaged in developing, manufacturing, marketing and distributing generic pharmaceutical products and a line of specialty branded pharmaceutical products. The Company sells to drug store chains, retail pharmacies, dialysis chains, managed care organizations, hospitals and other institutions, both through drug wholesalers and directly, primarily in the United States. The Company operates in one segment.

On April 9, 1998, the Company consummated an initial public offering of common stock. In anticipation of the offering, the Company effected a 105-for-one stock split, and increased its authorized common stock to 100,000,000 shares. All applicable share and per share amounts in the accompanying consolidated financial statements have been retroactively adjusted to reflect the stock split.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in unconsolidated affiliated companies are accounted for using the equity method. All intercompany accounts and transactions have been eliminated in consolidation.

Certain prior year amounts have been reclassified to conform to the current year's presentation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. This includes restructuring reserves, valuation of long-lived assets, allowances established on net revenues, expense accruals and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

FISCAL YEAR

The Company reports its operations on a 52-53 week basis ending on the last Saturday of December. All of the years presented in these statements include 52 weeks.

REVENUE RECOGNITION

Revenues are recognized when products are shipped. Provisions for estimated sales allowances, returns and losses are accrued at the time revenues are recognized.

RESEARCH AND DEVELOPMENT EXPENDITURES

Expenditures for research and development are expensed as incurred.

STOCK-BASED COMPENSATION

The Company accounts for its stock option awards to employees under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company provides pro forma disclosures of net income (loss) and earnings (loss)

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF ACCOUNTING POLICIES (CONTINUED) per share as if the fair value based method of accounting had been applied as required by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation".

COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

Basic earnings (loss) per share has been computed using the weighted average number of shares of common stock outstanding. Diluted earnings (loss) per share includes the assumed exercise of stock options and warrants using the treasury stock method that could potentially dilute earnings (loss) per share. In all periods presented, there were no differences between basic and diluted earnings
(loss) per common share because the assumed exercise of stock options was anti-dilutive or had no effect. The assumed exercise of stock options and warrants could potentially dilute basic earnings per share amounts in the future.

CASH EQUIVALENTS

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity date of three months or less from purchase date to be cash equivalents.

INVENTORIES

Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

PROPERTY, PLANT, EQUIPMENT, DEPRECIATION AND AMORTIZATION

Property, plant and equipment are stated at cost. Depreciation and amortization are computed primarily under the straight-line method over estimated useful lives. Amortization of capital leases is computed using the straight-line method over the lease term.

PRODUCT RIGHTS, LICENSES, REGULATORY APPROVALS AND GOODWILL

Product rights, licenses and regulatory approvals are amortized primarily on a straight-line basis over the expected profitable and useful lives of the underlying products and manufacturing facilities, generally for periods ranging from 10 to 15 years. Goodwill was being amortized over 20 years on a straight-line basis. Due to impairment losses, the remaining net book value of goodwill was written off in 1998 and a substantial portion of regulatory approvals was written off in 1999 (see Note 18).

DEFERRED LOAN FEES

Costs incurred in connection with debt agreements are capitalized and included in other assets and amortized to interest expense using the effective interest method over the expected term of the related debt.

INVESTMENTS IN MARKETABLE SECURITIES

The Company's available-for-sale marketable securities are carried at fair market value and are included in other assets in the accompanying balance sheets. Unrealized gains are recorded directly to stockholders'

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF ACCOUNTING POLICIES (CONTINUED) equity, net of applicable income taxes. The Company uses the specific identification method of determining cost in calculating related gains and losses. The Company does not own held-to-maturity or trading securities.

LONG-LIVED ASSETS

Long-lived assets, such as intangible assets and property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When such impairment exists, the related assets will be written down to fair value. In connection with regulatory matters at the Company's Marsam and Steris facilities, the Company determined that certain long-lived assets were impaired in 1999 and 1998, respectively (see Note 18).

TAXES ON INCOME

The Company accounts for income taxes under an asset and liability approach. Accordingly, deferred taxes on income are provided for those items for which the reporting period and methods for income tax purposes differ from those used for financial statement purposes using the asset and liability method. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of the current nature of these instruments. The carrying amounts reported for revolving credit and long-term debt approximate fair value because the interest rates on these instruments are subject to changes with market interest rates.

In order to manage interest rate exposure, the Company had entered into interest rate swap agreements to exchange variable rate debt into fixed rate debt without the exchange of the underlying principal amounts. Net payments or receipts under the agreements are recorded as adjustments to interest expense.

CONCENTRATION OF CREDIT RISK

The Company is potentially subject to a concentration of credit risk with respect to its trade receivables, the majority of which are due from wholesalers, drug store chains and distributors. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains allowances and insurance to cover potential or anticipated losses for uncollectible accounts.

FOREIGN CURRENCY TRANSLATIONS

Assets and liabilities of international affiliates, which are not material, are translated at current exchange rates and related translation adjustments are reported as a component of stockholders' equity. Income statement accounts are translated at the average rates during the period.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF ACCOUNTING POLICIES (CONTINUED) EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June, 1999, the FASB issued SFAS No. 137 which deferred the effective date of adopting SFAS 133 until June 15, 2000. This statement will be adopted in the Company's 2001 fiscal year. While management is still reviewing the statement, it believes the adoption of this statement will not have a material effect on the Company's consolidated financial position, results of operations or cash flows, and any effect will generally be limited to the form and content of its disclosures.

NOTE 2--INVENTORIES

Inventories are summarized as follows:


                                                                         DECEMBER 25,    DECEMBER 26,
                                                                             1999            1998
                                                                        -------------   -------------
                                                                               (In thousands)
Finished products .........................................             $      46,421   $      29,207
Work-in-process ...........................................                    31,544          27,574
Raw materials and supplies ................................                    50,761          49,570
                                                                        -------------   -------------

                                                                        $     128,726   $     106,351
                                                                        =============   =============

NOTE 3--PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment consist of the following:


                                         FIXED ASSET       DECEMBER 25,       DECEMBER 26,
                                            LIVES               1999               1998
                                        -------------      -------------      -------------
                                          (In years)               (In thousands)

Land .............................                         $       5,482      $       5,482
Buildings and improvements .......                 40             71,924             67,975
Plant and office equipment .......               3-10             96,625            103,213
Construction-in-progress .........                                 3,021             11,141
                                                           -------------      -------------

                                                                 177,052            187,811

Less: Accumulated depreciation and
amortization ........................................             76,322             75,587
                                                           -------------      -------------

                                                           $     100,730      $     112,224
                                                           =============      =============


Depreciation and amortization expense for property, plant and equipment amounted to $13.0 million, $12.5 million and $11.7 million in 1999, 1998 and 1997 respectively.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 4--INTANGIBLE ASSETS

Product rights, licenses and regulatory approvals, net, consist of the following:


                                                              DECEMBER 25,       DECEMBER 26,
                                                                  1999               1998
                                                             -------------      -------------
                                                                     (In thousands)
Product rights and licenses ...........................      $      49,810      $      41,250
Regulatory approvals, products (See Note 18) ..........              6,400             78,000
Regulatory approvals, facilities (See Note
18) ...................................................              3,400             10,000
                                                             -------------      -------------

                                                                    59,610            129,250
Less: Accumulated amortization ........................              8,053             21,481
                                                             -------------      -------------

                                                             $      51,557      $     107,769
                                                             =============      =============


NOTE 5--MARKETABLE SECURITIES

Included in other assets in the accompanying consolidated balance sheets are marketable equity securities available for sale consisting of:


                                                      DECEMBER 25,       DECEMBER 26,
                                                          1999               1998
                                                     -------------      -------------
                                                             (In thousands)
Cost ..........................................      $       8,594      $       8,724
Gross unrealized gains ........................             18,228                320
                                                     -------------      -------------

Fair value ....................................      $      26,822      $       9,044
                                                     =============      =============


Included in other income for 1999, 1998, and 1997 are realized gains of $0.7 million, $4.4 million, and $12.7 million respectively, from the sale of marketable securities.

In 1998, the Company entered into a strategic alliance agreement with Cheminor Drugs Limited and its subsidiaries (Cheminor) and Dr. Reddy's Laboratories Limited and its subsidiaries (Reddy). As part of the arrangement, the Company purchased two million shares of Cheminor (12.79% of the outstanding shares of Cheminor) and other rights for $10.0 million, of which $6.2 million represented the fair value of the stock and $3.8 million represented product rights and other intangible assets. Pursuant to the agreement, Cheminor will make available to the Company its present and future dosage form generic products on an exclusive basis in the United States and certain other countries, and the Company will make available to Cheminor and Reddy its present and future products on an exclusive basis for sale in India and certain other countries. Cheminor and Reddy will make available to the Company bulk active pharmaceutical ingredients.

NOTE 6--INVESTMENTS IN INTERNATIONAL AFFILIATES

The Company's international affiliates are jointly owned with subsidiaries of Bayer AG, the parent of Bayer Corporation, a minority investor in the Company. In June 1999, the remaining 50% interest in a United Kingdom joint venture was acquired from Bayer for a $1.2 million note payable and the assumption of current liabilities, including $2.2 million of bank debt. During 1998 and 1997, the Company invested approximately $0.3 million and $0.2 million, respectively, in each of several international pharmaceutical businesses. There were no other investments in international affiliates in 1999. At December 1999, the

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 6--INVESTMENTS IN INTERNATIONAL AFFILIATES (CONTINUED) Company and Bayer had guaranteed $6.7 million of borrowings of these businesses. These investments are accounted for under the equity method and are included in other assets in the accompanying balance sheets. Equity losses resulting from the Company's investments in international businesses in 1999, 1998 and 1997 are included in other expenses (income), net, in the accompanying statements of operations. In 1999 these jointly owned international businesses (including the United Kingdom joint venture through June 1999) had $14.4 million in sales and had expenses of $16.6 million resulting in a net loss of $2.2 million for the year.

NOTE 7--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Included in accounts payable, which total $68.0 million and $41.2 million, are outstanding checks of approximately $0.3 million and $4.6 million as of December 25, 1999 and December 26, 1998, respectively.

Accrued expenses consist of the following:


                                                      DECEMBER 25,       DECEMBER 26,
                                                          1999               1998
                                                     -------------      -------------
                                                              (In thousands)
Salaries and related expenses .................      $      10,598      $      16,773
Product rights and licenses ...................                 --             12,289
Restructuring expenses (see Note 18) ..........              1,606              7,232
Profit-sharing expenses .......................              5,073              5,242
Other .........................................             19,646             16,337
                                                     -------------      -------------

                                                     $      36,923      $      57,873
                                                     =============      =============

NOTE 8--TAXES ON INCOME

Provisions (benefits) for Federal, state and Puerto Rico income taxes consist of the following:


                                                                                     YEARS ENDED
                                                                                     -----------

                                                                 DECEMBER 25,        DECEMBER 26,        DECEMBER 27,
                                                                      1999                1998                1997
                                                                 -------------       -------------       -------------
                                                                                    (In thousands)
Current:
Federal .....................................................    $         437       $     (11,410)      $      10,952
State and Puerto Rico .......................................            2,010                 876               2,379
                                                                 -------------       -------------       -------------

                                                                         2,447             (10,534)             13,331
                                                                 -------------       -------------       -------------

Deferred:
Federal .....................................................          (21,667)             (2,677)             (1,705)
State and Puerto Rico .......................................           (8,561)             (2,219)               (971)
                                                                 -------------       -------------       -------------

                                                                       (30,228)             (4,896)             (2,676)
                                                                 -------------       -------------       -------------

                                                                 $     (27,781)      $     (15,430)      $      10,655
                                                                 =============       =============       =============

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 8--TAXES ON INCOME (CONTINUED) Differences between the Federal statutory rate and the Company's effective tax rate are as follows:


                                                                                             YEARS ENDED
                                                                                             -----------

                                                                          DECEMBER 25,        DECEMBER 26,         DECEMBER 27,
                                                                               1999                1998                1997
                                                                          -------------       -------------       -------------
                                                                                             (In thousands)
Statutory rate .........................................................  $     (21,760)      $     (46,709)      $       7,615
Amortization / write-off of Marsam goodwill ............................             --              34,428               1,515
Puerto Rico tax-exempt operations ......................................         (2,303)             (2,622)               (752)
State and Puerto Rico taxes ............................................         (4,036)             (1,437)              1,642
Equity in net loss of international affiliates .........................            915                 632                 494
Other ..................................................................           (597)                278                 141
                                                                          -------------       -------------       -------------

                                                                          $     (27,781)      $     (15,430)      $      10,655
                                                                          =============       =============       =============


The Company has a tax grant in Puerto Rico which provides a 90% exclusion from Puerto Rico income tax. The 15 year tax grant began in 1996. The grant benefits are recognized in conjunction with the Company's election to compute its U.S. tax under Internal Revenue Code Section 936 which reduces the tax by an amount based on the Company's operations.

The exercise of stock options resulted in a tax benefit of $0.9 million in 1998, which is reflected as an increase in additional paid-in capital.

Deferred income tax assets and liabilities are classified as current and non-current as follows:


                                                     DECEMBER 25,        DECEMBER 26,
                                                         1999               1998
                                                     -------------      -------------
                                                             (In thousands)
Deferred income taxes, current:
Deferred tax assets ...........................      $       9,253      $       8,838
                                                     -------------      -------------

Deferred income taxes, non-current:
Deferred tax assets ...........................             12,982              8,779
Deferred tax liabilities ......................            (19,762)           (38,498)
                                                     -------------      -------------

                                                            (6,780)           (29,719)
                                                     -------------      -------------

                                                     $       2,473      $     (20,881)
                                                     =============      =============

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 8--TAXES ON INCOME (CONTINUED)

Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:


                                                      DECEMBER 25,       DECEMBER 26,
                                                         1999               1998
                                                     -------------      -------------
                                                             (In thousands)
Gross deferred tax assets:
Deferred compensation expenses ................      $       2,760      $       4,397
Restructuring charges .........................              3,770              4,061
Net operating loss carryforwards ..............              6,052              3,801
Inventory valuation ...........................              7,352              3,461
Accounts receivable allowances ................                591                134
Other .........................................              1,710              1,091
                                                     -------------      -------------

                                                            22,235             16,945
                                                     =============      =============

Gross deferred tax liabilities:
Write-up of acquired assets to fair value .....             (3,518)           (27,471)
Depreciation and amortization .................             (9,243)           (10,228)
Unrealized gains from marketable securities ...             (7,001)              (127)
                                                     -------------      -------------

                                                           (19,762)           (37,826)
                                                     -------------      -------------

                                                     $       2,473      $     (20,881)
                                                     =============      =============

The Company has net operating loss carryforwards for federal tax purposes of $4.5 million, as well as various state net operating loss carryforwards, which are available to offset future federal and state taxable income. These carryforwards will expire at various times between 2000 and 2018.

NOTE 9--BORROWINGS

Long-term debt consists of the following:


                                                      DECEMBER 25,       DECEMBER 26,
                                                          1999               1998
                                                     -------------      -------------
                                                             (In thousands)
Revolving credit and loan agreement ...........      $     166,398      $     175,898
Senior floating rate notes ....................             50,000             50,000
Other .........................................              4,971              2,559
                                                     -------------      -------------

                                                           221,369            228,457
Less: Current maturities ......................            128,631            103,975
                                                     -------------      -------------

                                                     $      92,738      $     124,482
                                                     =============      =============


REVOLVING CREDIT AND LOAN AGREEMENT

In September 1995, the Company entered into a secured revolving credit and loan agreement, as amended (the credit agreement), with a group of banks to provide funds for an acquisition, the repayment of certain of its debt, working capital and general corporate purposes. The credit agreement at December 1999

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 9--BORROWINGS (CONTINUED)
provided a term loan facility of $73.4 million and a revolving credit facility of $100.0 million available through December 2001. The borrowings outstanding under the revolving credit facility were $93.0 million and $75.0 million as of December 25, 1999 and December 26, 1998, respectively. Amounts borrowed under the revolving credit facility are classified as current in the accompanying balance sheets.

The credit agreement contains limitations and restrictions concerning investments, acquisitions, capital expenditures, debt, liens, transactions with affiliates, dividend payments and borrowings. In addition, the agreement requires the Company to maintain minimum net worth levels and certain ratios (as defined therein) of leverage to EBITDA, working capital, interest coverage and fixed charge coverage. Amounts available for dividends as permitted by the credit agreement as of December 25, 1999 were not material. Currently, the Company's credit agreement and its senior floating rate notes contain restrictions on the payment of dividends.

Interest under the credit agreement is payable at least quarterly and, prior to the March 2000 amendment, discussed below, bore interest at a rate equal to the bank's floating base rate plus a premium ranging from 0.50% to 2.00%, or at a rate equal to LIBOR plus a premium ranging from 1.50% to 3.00%, depending upon the type of borrowing and the Company's performance against certain leverage and interest expense ratios. The effective borrowing rate was 8.56% and 7.71% at December 25, 1999 and December 26, 1998, respectively. A commitment fee ranging from 0.25% to 0.50% per annum of the unused daily amount of the total commitment is payable quarterly. Borrowings under the credit agreement are secured by a mortgage on all real property, liens on inventory and receivables and a pledge of subsidiaries' stock. The debt is guaranteed by the Company's domestic subsidiaries.

Due to the 1999 fourth quarter restructuring charge taken at Marsam, the Company was not in compliance with certain financial covenants contained in its revolving credit and loan agreement. In February and March 2000, the Company and the lenders agreed to various amendments to the revolving credit and loan agreement which together: (i) allowed the Company a waiver with respect to such non-compliance, (ii) modified certain financial covenants, including leverage, interest expense coverage, fixed charge and working capital ratios through the end of 2000 and (iii) increased the interest rate on the outstanding loans and fees payable as described below. Based upon its current and expected future level of operations, the Company expects to be able to satisfy the amended financial covenants during the next fiscal year. The amended agreement provides that if the Company obtains at least $40 million of Additional Financing (as defined) by April 30, 2000, the applicable interest rate under the revolving credit and loan agreement will be increased from the current LIBOR + 3.0% to LIBOR + 3.5% until August 31, 2000; then increase to LIBOR + 4.0% until December 30, 2000; then increase to LIBOR + 4.25% thereafter. If such Additional Financing is not obtained, the applicable interest rate under the revolving credit and loan agreement will be LIBOR + 3.5% through April 30, 2000; LIBOR + 4.0% from May 1, 2000 through August 31, 2000; LIBOR + 4.25% from September 1, 2000 through December 31, 2000, and LIBOR + 4.5% thereafter. Additionally, quarterly fees of 0.25% of the Company's outstanding borrowings under the term loan and the revolving credit commitment are payable on March 31, 2000, September 1, 2000 and December 31, 2000 and, if Additional Financing is not obtained, a fee of 0.5% of the Company's outstanding borrowings under the term loan and revolving credit commitment is due on May 1, 2000.

SENIOR FLOATING RATE NOTES

In December 1997, the Company issued $100.0 million of senior floating rate notes due in 2004, the proceeds of which were used to repay a senior subordinated loan. Interest on the notes is payable quarterly at a rate per annum equal to LIBOR plus 3.0%. The effective borrowing rate was 9.18% and 8.47% at December 25, 1999 and December 26, 1998, respectively.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 9--BORROWINGS (CONTINUED)
In April 1998, the Company consummated an initial public offering and generated net proceeds of $52.5 million. The majority of these proceeds were used to retire $50.0 million of the senior floating rate notes. This resulted in an extraordinary charge of $1.7 million, net of taxes, related to the early extinguishment of debt, which included the write-off of deferred financing fees as well as costs associated with the reacquisition of the notes. Deferred loan fees amortized in 1999, 1998 and 1997 were $1.4 million, $1.9 million and $3.3 million, respectively.

The Company's senior floating rate notes are fully and unconditionally guaranteed jointly and severally by each of the Company's domestic wholly-owned subsidiaries. These subsidiaries sell all of their products to Schein Pharmaceutical, Inc., the parent company. Summarized financial information for these wholly-owned subsidiary guarantors (using the push-down method of accounting) is as follows:


                                                                                  DECEMBER 25,         DECEMBER 26,
                                                                                       1999                1998
                                                                                  -------------       -------------
                                                                                           (In thousands)
Current assets:
Inventory ..................................................................      $      82,306       $      82,164
Intercompany receivables ...................................................             44,022              63,385
Other current assets .......................................................              6,866               3,960

Property, plant and equipment, net .........................................             96,851             101,139
Product rights, licenses and regulatory approvals, goodwill,
net and other assets .......................................................             20,325              69,459

Current liabilities ........................................................            179,477             119,591
Deferred income taxes and other liabilities ................................              6,420              38,271
Long-term debt (pushed down) ...............................................             92,738             120,000


                                                                                           YEARS ENDED
                                                                                           -----------

                                                                        DECEMBER 25,        DECEMBER 26,        DECEMBER 27,
                                                                            1999                1998                1997
                                                                        -------------       -------------       -------------
                                                                                           (In thousands)
Net revenues ........................................................   $     339,743       $     433,775       $     373,712
Gross profit ........................................................          99,070             127,317             100,151
Operating income (loss) .............................................         (56,836)           (131,787)             27,193
Net income (loss) ...................................................         (41,084)           (125,877)              7,383

Separate financial statements of the wholly-owned domestic subsidiary guarantors are not presented because management believes they would not be meaningful.

Included in interest expense is interest income in 1999, 1998 and 1997 of $0.6 million, $0.2 million and $0.1 million, respectively.

At December 25, 1999, aggregate required principal payments under all borrowings for the next five years are $35.6 million in 2000, $34.4 million in 2001, $101.3 million in 2002 and $50.0 million in 2004. There are no required principal payments in 2003.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 10--FINANCIAL INSTRUMENTS

In February 1998, the Company entered into interest rate swap agreements with certain financial institutions. As of December 25, 1999, the Company had $100 million notional amount of these interest rate swaps outstanding. These swaps are used to convert floating rate debt to fixed rate debt to reduce the Company's exposure to interest rate fluctuations. The net result was to substitute a weighted average fixed interest rate of 5.41% for the variable LIBOR rate of 5.40% on the Company's debt. Under the terms of the agreements, the swaps were canceled, at no cost to the Company, in February 2000.

NOTE 11--STOCKHOLDERS' EQUITY

Currently the Company has one class of common stock. Prior to the initial public offering in April 1998, the Company had Class A common shares and Class B common shares. Each of the two classes of stock were identical except that the Class B common shares were non-voting. Upon the initial public offering, the Class A common shares and Class B common shares converted on a one-for-one basis to a new share of the Company's common stock.

In connection with the offering, the Company's Board of Directors authorized the issuance of up to 2,000,000 shares of preferred stock, par value $.01 per share.

In July 1999, the Company issued warrants to purchase 150,000 unregistered shares of the Company's common stock to a financial services company in consideration for financial advisory services. The term of the warrant is 10 years and exercisable at $12.00 per share. The warrants were valued using a Black Scholes method and totaled $0.5 million; this amount is being expensed over the service term of 15 months.

On November 18, 1999, the Company sold 250,000 shares of its Common Stock to the President of the Company for $8.9375 per share, (an aggregate of $2,234,375), the closing price of the Company's Common Stock on the date of the sale. In consideration for such shares, the President executed a promissory note, payable to the Company and maturing on November 18, 2004, which bears interest at a rate equal to the interest rate on borrowings under the Company's revolving credit and loan agreement. The sale of these securities was exempt from registration under Section 4 (2) of the Securities Act of 1933, as amended.

NOTE 12--COMMITMENTS AND CONTINGENCIES

PRODUCT TECHNOLOGY LICENSING AND DEVELOPMENT

In 1999, the Company entered into several licensing and development agreements. The agreements were for the license, development, and commercialization of products for use in the U.S. and select non-U.S. countries. Under the terms of the agreements, the Company is obligated to pay $14.9 million, dependent on the achievement of certain milestones. In conjunction with these agreements, in 1999 the Company paid and capitalized $1.0 million and paid and expensed $0.6 million.

In 1998, the Company entered into an agreement covering several products in various stages of development in the areas of oral sustained-release and transdermal products. Under the agreement and its amendments, the Company paid license fees of $7.0 million in 1998 and $8.0 million in 1999. Additionally, the Company may be obligated to pay approximately $3.5 million in additional fees as and when certain milestones are achieved. Certain of these fees may be increased by up to $2.0 million or decreased by up to $0.5 million depending on whether certain other milestones are achieved.

In 1996, the Company entered into a marketing and distribution agreement with a corporation to jointly commercialize Ferrlecit-Registered Trademark- (Ferrlecit), which the Company launched in June 1999. Under the terms of the

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 12--COMMITMENTS AND CONTINGENCIES (CONTINUED)

agreement, the Company paid product licensing fees and development costs of $12.0 million. Additionally, the Company is obligated to pay royalties on sales of Ferrlecit, and is responsible for continuing certain clinical research for Ferrlecit.

In 1994, the Company entered into a worldwide technology licensing and development agreement with a U.K. based pharmaceutical development company for the development of a portfolio of oral controlled release and transdermal products. Under the terms of the agreement, which was amended in March 2000, the Company is obligated to pay product licensing fees and development costs totaling $30.1 million, dependent on achievement of interim milestones. The Company recognized $2.3 million in development expenses in 1997. No amounts were expended in 1998 and 1999. As a result of the March 2000 amendment, the remaining commitment under the agreement as of March 31, 2000 was $2.5 million, subject to the completion of milestones.

OPERATING LEASES

The Company leases facilities and equipment under operating leases expiring through 2007. Some of the leases have renewal options and most contain provisions for passing through certain incremental costs. At December 25, 1999, future net minimum annual rental payments under noncancelable leases are as follows (in thousands):


2000........................................................ $ 5,992
2001........................................................   5,623
2002........................................................   3,938
2003........................................................   3,485
2004........................................................   3,413
2005-2007...................................................   4,918
                                                             -------

Total minimum lease payments................................ $27,369
                                                             =======

Total rental expense for the years ended 1999, 1998 and 1997 was approximately $5.0 million, $5.8 million and $5.6 million, respectively.

CONSULTING AGREEMENT

The Company had a series of agreements (collectively, the Consulting Agreement) with a patent attorney (the Consultant) that are now terminated. The Consulting Agreement generally provided that if a challenge based on an opinion of the Consultant resulted in either a favorable judicial determination which enabled the Company to market a generic version of the product or in a settlement, the Company would pay the Consultant one half of the adjusted gross profit (as defined) from its sales of the generic versions of the patented product (until the date on which the patent would normally have expired) or one half of the proceeds of any settlement. Under the Consulting Agreement, the Consultant, together with the Company, identified certain patents on branded pharmaceutical products susceptible to a challenge and the Consultant acted as counsel to the Company in those instances where it decided to proceed with a patent challenge.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 12--COMMITMENTS AND CONTINGENCIES (CONTINUED)

In 1994, the Company settled two such patent challenges. The first settlement resulted in a series of cash payments to the Company. Included in net revenues are settlement revenues $30.0 million and $25.0 million in 1998 and 1997, respectively. Pursuant to the settlement, the Company paid profit sharing expenses to the Consultant amounting to $15.0 million and $12.5 million in 1998 and 1997, respectively. Such amounts are included in cost of sales. No amounts were received or paid in 1999.

The second settlement involved a license grant to the Company to begin manufacturing and marketing a product which was the subject of the patent challenge. Sales of such product commenced in 1996. In connection with the license grant, profit sharing expenses amounted to $4.4 million and $14.5 million in 1998 and 1997, respectively. Profit sharing expenses are included in cost of sales. No amounts were received or paid in 1999.

LITIGATION

In September and October 1998, following the commencement of the seizure action by the FDA against Steris on September 10, 1998, a number of substantially similar class action complaints asserting claims under the federal securities laws were filed in federal Court in the District of New Jersey against the Company and certain of its officers and directors. On December 21, 1998, the court entered an order consolidating the actions, appointing lead plaintiffs and approving selection of lead and liaison counsel. On or about March 29, 1999, lead plaintiffs filed a consolidated and amended class action complaint (the Complaint), naming as defendants the Company, its directors at the time of the Company's April 9, 1998 initial public offering (the Offering), and three of the underwriters of the Offering. Plaintiffs purport to sue on behalf of a class of persons who purchased shares of the Company's common stock pursuant or traceable to the Offering during the period from April 9, 1998 through September 28, 1998. They allege that defendants violated the Securities Exchange Act of 1934 and Rule 10b-5 by making misrepresentations and omissions of material facts in connection with the Offering and in the registration statement and prospectus issued pursuant to the Offering and in statements made immediately following the FDA seizure action on September 10, 1998. Plaintiffs allege, among other things, that defendants failed to disclose or misrepresented facts concerning the status of the Company's internal controls and ability to comply with government regulations relating to its manufacturing activities, including the status of the Company's corrective actions at the Steris facility and the effect of the FDA enforcement action on the Company's operations. Plaintiffs on behalf of the purported class seek damages, recision and/or recisionary damages. In May 1999, the Company and the other defendants in this action filed a motion to dismiss the Complaint. In March 2000, and prior to any decision on the motion to dismiss, plaintiffs and defendants entered into a Memorandum of Understanding
(MOU) to settle the actions. The MOU provides for, among other things, the certification of the class, for purposes of the settlement, and the taking of additional discovery by plaintiffs appropriate and necessary to confirm the fairness and reasonableness of the contemplated settlement. The MOU also contemplates the execution of an appropriate Stipulation of Settlement and other related documentation. In addition, the settlement can become effective only upon notice to the proposed class and a hearing and approval by the Court. The Company does not believe that, if approved, the contemplated settlement, which is expected to be funded through insurance proceeds, will have a material adverse effect upon its results of operations or financial condition.

In one of the Company's patent challenge litigations filed in the U.S. District Court for the Southern District of New York, the trial judge ruled against the Company and upheld the validity of the patent at issue. On October 1, 1998, the Court awarded attorneys fees to the patent holder and its licensee, and on

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 12--COMMITMENTS AND CONTINGENCIES (CONTINUED)
June 22, 1999 the court fixed the fees at $2.0 million. On July 28, 1999, the Company filed an appeal of this matter which is currently pending before the appeals court.

In March 1999, an action entitled MARVIN SAMSON V. SCHEIN PHARMACEUTICAL, INC., MARTIN SPERBER AND MARSAM PHARMACEUTICALS INC. was commenced in Superior Court of New Jersey, Camden County, Law Division, alleging, among other things, breaches of plaintiff's employment agreement with Marsam and misrepresentations concerning responsibilities that would be given to plaintiff, and seeks, among other things, damages which plaintiff believes exceed $6 million and a declaration that the "non-competition restrictions" in his employment agreement are no longer effective. The Company intends to defend itself vigorously against this action.

In November, 1999, the Company was informed by the U.S. Department of Justice that it, along with several other pharmaceutical companies, is a defendant in a QUI TAM action brought in 1995 under the U.S. False Claims Act currently pending in the Federal District Court for the Southern District of Florida. As of March 31, 2000, the Company has not been served in this action. A QUI TAM action is a lawsuit brought by an individual for an alleged violation of a federal statute, in which the Department of Justice has the right to intervene and take over the prosecution of the lawsuit at its option. The Department of Justice has not yet decided whether to intervene in the matter. Pursuant to applicable federal law, the QUI TAM action is under seal and no details are available concerning the name of the plaintiff, the various theories of liability or the amount of damages sought from any of the defendants. Based on industry information, the Company believes that the matter relates to pharmaceutical pricing issues and whether allegedly improper efforts by pharmaceutical manufacturers led to increased payments by Medicare and/or Medicaid. Because detailed allegations have not been revealed to the Company by the Justice Department, management does not have any basis on which to determine the Company's liability, if any, in connection with the lawsuit or the likely amount of any such liability, or whether any resolution of the lawsuit would be likely to have a material adverse affect on the Company's financial position, results of operations or liquidity.

In addition, the Company is a defendant in several product liability cases. These cases are typical for a company in the pharmaceutical industry. The Company also is involved in other proceedings and claims of various types. Management presently believes that the disposition of all such known product liability and other proceedings and claims (except for the matter set forth immediately above for which it is too early to assess liability), individually or in the aggregate, will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

NOTE 13--EMPLOYEE BENEFIT PLANS

STOCK OPTION PLANS

Under the Company's 1993 Stock Option Plan, 1995 Non-Employee Director Stock Option Plan, 1997 Stock Option Plan and 1999 Stock Option Plan, the Company may grant non-qualified and incentive stock options to certain officers, employees and directors. The options expire ten years from the date of grant. Generally the options may be exercised subject to continued service (up to five years) and certain other conditions. Accelerated vesting occurs following a change in control of the Company and under certain other conditions. The Company may grant an aggregate of 9,259,190 shares under the plans. The Company does not intend to issue 222,810 shares available for issuance under the 1993 Stock Option Plan.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 13--EMPLOYEE BENEFIT PLANS (CONTINUED)

The following table summarizes information about stock options outstanding at December 25, 1999:


                                              OPTIONS OUTSTANDING
                               --------------------------------------------------             OPTIONS EXERCISABLE
                                                    WEIGHTED                            --------------------------------
                                                     AVERAGE           WEIGHTED                              WEIGHTED
                                                    REMAINING          AVERAGE                               AVERAGE
                                   NUMBER          CONTRACTUAL         EXERCISE             NUMBER           EXERCISE
                                OUTSTANDING        LIFE (YEARS)          PRICE           EXERCISABLE           PRICE
                               -------------      -------------      -------------      -------------      -------------
Exercise prices:
$8.88--$9.52 ............            416,265                7.1      $        9.23            190,172      $        9.52
$12.13--$14.29 ..........          2,369,192                8.5              13.45            906,123              13.98
$15.19--$16.31 ..........             53,082                9.4              15.91                 --                 --
$17.00 ..................          1,581,935                6.9              17.00            978,928              17.00
$19.05 ..................          1,038,765                4.6              19.05          1,019,970              19.05
$26.19--$29.25 ..........              9,452                8.5              28.40              3,151              28.40
                               -------------      -------------      -------------      -------------      -------------

                                   5,468,691                7.0      $       15.27          3,098,344      $       16.52
                               =============      =============      =============      =============      =============


Transactions under the stock option plans and individual non-qualified options not under the plans are summarized as follows:


                                                                            YEARS ENDED

                                           DECEMBER 25, 1999               DECEMBER 26, 1998                 DECEMBER 27, 1997
                                    ------------------------------   -----------------------------    ------------------------------

                                                       WEIGHTED                         WEIGHTED                         WEIGHTED
                                                       AVERAGE                           AVERAGE                         AVERAGE
                                                       EXERCISE                          EXERCISE                        EXERCISE
                                        SHARES          PRICE            SHARES           PRICE          SHARES            PRICE
                                    -------------    -------------   -------------    -------------   -------------    -------------
Outstanding at beginning of
year .............................      4,782,344    $       16.06       3,123,435    $       17.36       2,521,575    $       18.31
Granted ..........................      1,051,944            11.66       2,063,485            14.75         887,145            14.29
Exercised ........................        (10,171)           14.02        (248,626)           17.35              --               --
Canceled .........................       (355,426)           15.62        (155,950)           18.14        (285,285)           16.67
                                    -------------    -------------   -------------    -------------   -------------    -------------

Outstanding at end of year .......      5,468,691    $       15.27       4,782,344    $       16.06       3,123,435    $       17.36
                                    =============    =============   =============    =============   =============    =============

Options exercisable at
year-end .........................      3,098,344    $       16.52       2,651,818    $       16.57       1,917,405    $       18.11

Options available for
grant ............................      3,790,499                        1,076,656                        2,735,565


Under the accounting provisions of SFAS No. 123, the Company's pro-forma net income (loss) and earnings (loss) per share would have been:


                                                         YEARS ENDED
                                                         -----------

                                  DECEMBER 25, 1999   DECEMBER 26, 1998   DECEMBER 27, 1997
                                  -----------------   -----------------   -----------------
                                            (In thousands, except per share amount)
Net income (loss)................      $(37,775)          $(123,265)          $7,402
Net income (loss) per share:
Basic and diluted................      $  (1.16)          $   (3.93)          $ 0.26

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 13--EMPLOYEE BENEFIT PLANS (CONTINUED)

The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following assumptions:


                                                                                       YEARS ENDED
                                                                                       -----------

                                                                   DECEMBER 25,        DECEMBER 26,        DECEMBER 27,
                                                                        1999                1998                1997
                                                                   -------------       -------------       -------------
Dividend yield .................................................               0%                  0%                  0%
Expected volatility ............................................              46%                 29%                 24%
Risk-free interest rate ........................................             5.8%                5.6%              6%-7%
Expected life--years ...........................................              10                  10                  10
Discount for marketability .....................................               0%                  0%                 25%
Weighted average fair value of options granted .................   $        6.88       $        7.85       $        6.26

EMPLOYEE STOCK PURCHASE PLAN

The Company has an employee stock purchase plan to offer employees an incentive to acquire an ownership interest in the Company. The plan permits eligible employees to purchase, through payroll deductions, an aggregate of 500,000 shares of common stock at approximately 85% of the fair market value of such shares. Under the plan, share purchases were 183,857 and 106,644 for the years ended 1999 and 1998, respectively.

OTHER

In order to reduce the costs of employee turnover, in early 2000 the Company instituted an employee retention program for all non-management employees. The program is expected to result in expenses of approximately $6.5 million and $10.0 million for the years ended 2000 and 2001, respectively. The Company also has management employment contracts which provide for certain severance and other benefits in the event of most involuntary terminations, including enhanced benefits after a change in control of the Company (as defined).

The Company maintains a defined contribution retirement plan under which discretionary contributions to the plan by the Company vest to employees over five years. Additionally, employees are permitted to make pre-tax contributions to the plan with the Company making matching contributions. The contributions, which were charged to operations, amounted to approximately $1.8 million, $5.9 million and $4.6 million for the years ended 1999, 1998 and 1997, respectively.

The Company has entered into deferred compensation agreements with certain officers of the Company. As of December 1999, future obligations under these agreements were approximately $4.4 million, assuming the officers remain with the Company over the remaining vesting periods of one to four years. These agreements provide for accelerated vesting if there is a change in control of the Company and under certain other conditions. The Company expensed $1.0 million, $1.3 million and $0.8 million in the fiscal years ended 1999, 1998 and 1997, respectively, in connection with these agreements.

The Company established an unfunded supplemental retirement program for its CEO during 1994. The estimated obligation of $2.2 million and $5.3 million, as of December 25, 1999 and December 26, 1998, respectively, is included in other liabilities.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 14--SETTLEMENT AND PRODUCT RIGHTS REVENUES

Included in net revenues in 1999 and 1998 are $26.8 million and $30.0 million, respectively, of settlement and product rights revenues. In 1999, the Company recognized $13.5 million of product rights revenue for the sale of rights to certain otic and ophthalmic products from the Company's Steris facility and $13.3 million of revenues relating to settlement of litigation relating to the development of a product. In 1998, the Company recognized $30.0 million of revenues that relate to the final payment of a patent settlement (See Note 12).

NOTE 15--OTHER EXPENSES (INCOME), NET


                                                                                 YEARS ENDED
                                                                                 -----------

                                                              DECEMBER 25,        DECEMBER 26,        DECEMBER 27,
                                                                   1999                1998                1997
                                                              -------------       -------------       -------------
                                                                                 (In thousands)
Equity in loss of unconsolidated international
ventures ...............................................      $       1,079       $       1,872       $       3,372
Gain on sales of marketable securities .................               (684)             (4,439)            (12,745)
Other ..................................................                873                 321                  55
                                                              -------------       -------------       -------------

                                                              $       1,268       $      (2,246)      $      (9,318)
                                                              =============       =============       =============

NOTE 16--RELATED PARTY TRANSACTIONS

Under certain co-promotion agreements for its branded products with Bayer Corporation, a minority investor in the Company, the Company shared with Bayer Corporation financial results in excess of specified threshold amounts, in exchange for promotional support. Included in selling, general and administrative expenses are selling expenses under the agreements of approximately $2.0 million, $3.0 million and $4.2 million 1999, 1998 and 1997, respectively. Included in accrued expenses as of December 25, 1999 and December 26, 1998 are approximately $0.3 million and $0.8 million, respectively, under these agreements.

In the ordinary course of business, the Company sells pharmaceutical products to affiliates for distribution to their customers. Net sales to the affiliates were $3.4 million, $8.6 million and $12.8 million in fiscal 1999, 1998 and 1997, respectively. Included in accounts receivable at December 25, 1999 and December 26, 1998 are amounts due from the affiliates for sale of products of approximately $1.6 million and $5.3 million, respectively.

In June 1999, the remaining 50% interest in a United Kingdom joint venture was acquired from Bayer for a $1.2 million note payable and the assumption of current liabilities including $2.2 million of bank debt.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 17--MAJOR CUSTOMERS AND PRODUCT

The following customers are nationwide wholesalers through whom the majority of the Company's products are distributed to the retail, institutional and managed care markets (amounts as a percentage of net product sales):


                                                                MAJOR CUSTOMERS
                                                                ---------------

                                                           1999       1998       1997
                                                           ----       ----       ----

Customer A..............................................   22%        22%        19%
Customer B..............................................   17%        14%        18%
Customer C..............................................   12%        14%        10%


One product, INFeD, generated 27%, 19%, and 21% of net revenues for 1999, 1998 and 1997, respectively.

NOTE 18--REGULATORY MATTERS AND RESTRUCTURING CHARGES

MARSAM FACILITY

On July 29, 1999, the FDA concluded an inspection of the Company's Marsam sterile manufacturing facility, located in Cherry Hill, N.J. At the close of the inspection, Marsam received a Form 483 detailing the FDA's inspectional observations and noting a number of significant deficiencies in current good manufacturing practices. During the inspection, Marsam initiated actions to address a number of the FDA's inspectional observations by voluntarily recalling all Marsam products within expiry and suspending manufacturing and testing activities. In September, 1999 Marsam submitted its response to the FDA's inspectional observations, together with its proposed corrective action plan (Marsam Corrective Action Plan). A corrective action plan is a systematic approach to assure that processes, quality assurance and quality control programs, validation programs, employee training, and management controls comply with cGMP regulations. The Marsam Corrective Action Plan contemplates resumption of manufacturing on a product-by-product basis. On March 3, 2000 Marsam received a Warning Letter from the FDA relating to the observations made during the inspection. This FDA Warning Letter also acknowledged the commitments the Company made under the Marsam Corrective Action Plan. The Company has confirmed with the FDA in meetings with FDA representatives its approach to addressing current cGMP deficiencies at Marsam on a voluntary basis. The Company does not expect Marsam will be subject to further regulatory enforcement action related to the 1999 inspection. Marsam is currently ineligible to receive new product approvals, and the Company cannot predict when Marsam will resume manufacturing specific products.

Following its suspension of operations at the Marsam facility, the Company re-evaluated its sterile business and its assessment of the time and costs required to reintroduce products. As a result, the Company has modified its overall business plans to more aggressively reduce operating costs. These measures included, among other things, a reduction in the Company's workforce, and dividing Marsam's product line into products it will seek to manufacture upon completion of the Marsam Corrective Action Plan, and those products it has decided not to manufacture. Marsam contributed approximately seven percent of the Company's revenues and a smaller percentage of the Company's gross profits over the four quarters preceding the suspension of shipment of its products.

The Company intends to reactivate its penicillin operations as part of the first phase of a plan to bring its Marsam facility back to operation. Pending resumption of manufacturing at Marsam, the Company expects to reintroduce Penicillin G-Potassium during the second quarter of 2000 supplied by third party under a contract manufacturing agreement.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 18--REGULATORY MATTERS AND RESTRUCTURING CHARGES (CONTINUED)

As a result of the actions discussed above, in 1999 the Company recorded a restructuring charge of approximately $87.0 million, or $52.2 million net of tax benefit. Costs of restructuring consist largely of costs incurred at the Marsam facility and relate to the impairment of intangible assets, product recalls, inventory write-offs and severance. Recall costs and inventory write-offs are those costs that the Company incurred related to the Marsam Corrective Action Plan.

STERIS FACILITY

On September 10, 1998, the U.S., on behalf of the FDA, based on actions it filed in Federal court in the Southern District of New York on September 9, 1998 and the District of Arizona on September 10, 1998 initiated seizures of drugs and drug related products manufactured by the Company's Steris facility. The actions alleged certain instances in which the Steris facility, located in Phoenix, Arizona, was not operating in conformity with cGMP regulations. The actions resulted in the seizure of all drugs and drug related products in the Company's possession manufactured at the Steris facility and halted the manufacture and distribution of Steris manufactured products.

On October 16, 1998, Steris and certain of its officers, without admitting any allegations of the complaints and disclaiming any liability in connection therewith, entered into a consent agreement with the FDA (the Consent Agreement). Under the terms of the Consent Agreement, Steris is required, among other things, to demonstrate through independent certification that Steris' processes, quality assurance and quality control programs, and management controls comply with cGMP regulations. The Consent Agreement also provides for independent certification of Steris' management controls, quality assurance and quality control programs, and employee cGMP training. It further requires that Steris develop a timeline and corrective action plan for implementing these actions and for expert certification with respect to matters covered in previous FDA inspections of the facility. Steris has submitted to the FDA the corrective action plan provided for under the Consent Agreement (Steris Corrective Action
Plan) and is implementing the Steris Corrective Action Plan.

As a result of the Consent Agreement, Steris has divided its product line into three categories: products that it will seek to manufacture under expedited certification procedures under the Consent Agreement, products that it will seek to manufacture once it satisfies all conditions under the Consent Agreement and products it has decided not to manufacture in the near term. Expedited certification procedures apply for certain products that are particularly important to the medical community because they are primarily or exclusively available from the Company or that are particularly significant to the Company.

In October, 1998 the Company resumed commercial distribution of INFeD, its branded injectable iron product, from existing inventory. In the second quarter of 1999, the Company began distribution of newly manufactured lots of INFeD under the Consent Agreement and in the fourth quarter of 1999, the Company resumed the manufacture of one other product deemed medically necessary under the expedited certification procedures in the Consent Agreement. In March 2000, the Company resumed the manufacture and commercial distribution of vecuronium under the expedited certification procedures provided in the Consent Agreement. Newly manufactured products must undergo certification by independent experts and review by the FDA prior to commercial distribution.

On February 11, 2000 the FDA concluded an inspection at Steris. The Company believes that the results of that inspection confirm that the Company is complying with the requirements of the Steris Corrective Action Plan. Steris is currently ineligible to receive new product approvals, and the Company cannot predict when Steris will resume manufacturing additional products.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 18--REGULATORY MATTERS AND RESTRUCTURING CHARGES (CONTINUED)

Steris accounted for approximately 40% of the Company's net sales and 50% of its gross profits for the first six months of 1998. The Steris products that the Company has decided not to manufacture contributed approximately $65 million in revenue in the 12-month period ended June 1998. The Company recorded a restructuring charge in 1998 of $161.2 million pretax, or $135.0 million, net of tax benefit, relating to the effects of the Consent Agreement.

There can be no assurance that the FDA will determine that the Company has adequately corrected the deficiencies at its operating sites, that subsequent inspectional observations will not result in additional deficiencies, that approval of any of the pending or subsequently submitted ANDAs by the Company will be granted or that the FDA will not seek to impose additional sanctions against the Company or any of its subsidiaries. The range of possible sanctions includes FDA issuance of adverse publicity, product recalls or seizures, injunctions, and civil or criminal prosecution. Any such sanctions, if imposed, could have a material adverse effect on the Company's business. Additionally, significant delays in the review or approval of applications for new products or in complying with the requirements of the Marsam Corrective Action Plan, the Steris Corrective Action Plan or the Consent Agreement could have a material adverse effect on the Company's business, results of operation and financial condition.

RESTRUCTURING CHARGES--1999 AND 1998

As a result of the regulatory matters at the Company's sterile dosage facilities, the Company recorded a restructuring charge of $52.2 million, net of tax benefit, in 1999, and $135.0 million, net of tax benefit, in 1998. The details of the restructuring charges are as follows:


                                                               YEARS ENDED
                                                               -----------

                                                      DECEMBER 25,       DECEMBER 26,
                                                          1999               1998
                                                     -------------      -------------
                                                               (in millions)
Costs of restructuring:
Recalls and related expenses ..................      $         8.9      $         2.0
Severance and related costs ...................                1.1                5.4
Regulatory and compliance related costs .......                 --               12.7
Temporary manufacturing shutdown costs ........                 --                5.3
Other costs and expenses ......................                 --                3.0
                                                     -------------      -------------

                                                              10.0               28.4
                                                     -------------      -------------

Asset impairments:
Intangible asset impairment ..................               54.6                 --
Goodwill impairment ...........................                 --               95.5
Inventory write-off ...........................               14.0               30.5
Fixed asset impairment ........................                8.4                6.8
                                                     -------------      -------------

                                                              77.0              132.8
                                                     -------------      -------------

        Total charges and impairment ..........               87.0              161.2
        Income tax benefit ....................              (34.8)             (26.2)
                                                     -------------      -------------

                                                     $        52.2      $       135.0
                                                     =============      =============

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 18--REGULATORY MATTERS AND RESTRUCTURING CHARGES (CONTINUED)

RESTRUCTURING CHARGE 1999--MARSAM

Costs of restructuring consist largely of costs incurred at the Marsam facility and relate to the impairment of intangible assets, product recalls, inventory write-offs and severance. Recall costs and inventory write-offs are those costs that the Company incurred related to the Marsam Corrective Action Plan. As of December 25, 1999, $76.5 million of costs have been charged against the restructuring reserve of $87.0 million established in 1999.

The inventory write-off was determined based upon the Marsam Corrective Action Plan that requires the Company to destroy certain finished goods and work-in-process inventories. Additionally, valuation adjustments were recorded for raw materials and supplies associated with products that the Company no longer expects to market. Fixed asset impairments were recorded for plant and equipment at the Marsam facility that is not expected to be utilized in production.

The intangible asset impairment was recorded in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121). In 1995, the Company acquired Marsam, a manufacturer and marketer of generic injectable products for the institutional market. As a result of the Marsam Corrective Action Plan and the decision not to manufacture a number of Marsam products, the Company re-evaluated the carrying value of the intangible assets. Based upon an evaluation of projected non-discounted operating cash flows for continuing products, management determined there was an impairment. Fair value was then determined based upon discounted operating cash flows (using a discount rate of 12%). Based on this analysis, the related intangible assets were written down to their fair value.

RESTRUCTURING CHARGE 1998--STERIS

Costs of restructuring consist largely of costs incurred at the Steris facility and, to a lesser extent, costs of closing one of the Company's distribution centers and other steps taken by the Company to reduce its ongoing operating costs, including workforce reductions. Regulatory and compliance related costs consist primarily of costs related to products the Company will recondition and validation testing of products in the market as required by the Consent Agreement. Temporary manufacturing shutdown costs are the idle plant costs of the Steris facility. Severance costs relate to reductions in workforce costs at the Steris facility, the closed distribution center, and in the institutional sales and marketing organization. Workforce reductions in 1998 totaled approximately 370 individuals. Recalls and related expenses and other costs and expenses are those costs that the Company estimates will be incurred related to the Consent Agreement. As of December 25, 1999, $27.5 million had been charged against the restructuring reserve of $28.4 million established in 1998.

The inventory write-off was determined based upon the terms of the Consent Agreement that required the Company to destroy certain finished goods and work-in-process inventories. Additionally, valuation adjustments were recorded for raw materials and supplies associated with products that the Company no longer expects to market. Fixed asset impairments were recorded for plant and equipment at the Steris facility that is not expected to be utilized in production.

The goodwill impairment was recorded in accordance with SFAS 121. In connection with the 1995 acquisition of Marsam, which, like Steris, was a manufacturer and marketer of generic injectable products for the institutional market, the Company subsequently combined the two organizations' sales and marketing forces with a goal of leveraging the combined product lines. Additionally, other functions were

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

NOTE 18--REGULATORY MATTERS AND RESTRUCTURING CHARGES (CONTINUED)

combined, including manufacturing and research and development activities. As a result of the Consent Agreement and the decision not to manufacture a significant number of Steris products, the Company's opportunities in and approach to the institutional market place were re-evaluated. As part of this re-evaluation, management reviewed the carrying value of the goodwill. Based upon an evaluation of projected non-discounted operating cash flows, management determined there was an impairment to goodwill. Fair value was then determined based upon discounted operating cash flows (using a discount rate of 9%). Based on this analysis, the goodwill amount was written off since it was deemed to have no remaining value. The activity in these restructuring reserves during 1999 and 1998 is as follows (in millions):


                                               BALANCE AT
                                               BEGINNING                                                       END
                                               OF PERIOD         ADDITIONS           DEDUCTIONS             OF PERIOD
                                             -------------      -------------       -------------          -------------
Restructuring Reserves--1999:
Inventory and other--Marsam ...........      $          --               87.0               (76.5)         $        10.5
Inventory and other--Steris ...........               32.4                 --               (31.5)                   0.9
                                             -------------      -------------       -------------          -------------

                                             $        32.4               87.0              (108.0)         $        11.4(1)
                                             =============      =============       =============          =============

Restructuring Reserves--1998:
Inventory and other--Steris ...........      $          --               65.7               (33.3)         $        32.4(2)
                                             =============      =============       =============          =============


(1) Included in the 1999 restructuring reserve is $1.6 million classified as accrued expenses (See Note 7).

(2) Included in the 1998 restructuring reserve is $7.2 million classified as accrued expenses (See Note 7).

NOTE 19--QUARTERLY DATA (UNAUDITED)

A summary of the quarterly results of operations is as follows:


                                                     FOURTH               THIRD             SECOND              FIRST
1999                                                 QUARTER             QUARTER            QUARTER            QUARTER
                                                  -------------       -------------      -------------      -------------
                                                                   (In thousands, except per share data)
Net revenues ...............................      $     110,077       $     125,817      $     135,404      $     105,863
Gross profit ...............................             32,169              49,581             53,109             36,283
Operating income (loss) ....................            (75,654)             12,083             12,712              8,619
Net income (loss) ..........................            (45,722)              4,283              4,827              2,224
Earnings (loss) per share, basic and diluted      $       (1.40)      $        0.13      $        0.15      $         .07


Due to the year end strategic revaluation and decision regarding the Company's sterile business, the Company recorded a $87.0 million, ($52.2 million net of taxes) restructuring charge. To conform to the annual presentation, certain amounts recorded in the second and third quarter are reclassified as restructuring charges. Charges to net revenues amounting to $4.5 million and $1.9 million in the second and third quarter, respectively, were reclassified to restructuring costs. Additionally, inventory write-offs amounting to $5.0 million and $4.0 million in the second and third quarter, respectively, were reclassified to restructuring costs. As a result of these reclassifications, gross profits were increased by $9.5 million and $5.9 million in the second and third quarter, respectively. There was no change to reported operating income or net income. In addition, certain estimated incentive based employee benefit accruals, amounting

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

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 19--QUARTERLY DATA (UNAUDITED) (CONTINUED)

to $4.5 million and provided for in the current and prior years, were adjusted and reduced in the fourth quarter in conjunction with year end results.


                                                      FOURTH               THIRD              SECOND              FIRST
1998                                                  QUARTER             QUARTER             QUARTER            QUARTER
                                                   -------------       -------------       -------------      -------------
                                                                       (In thousands, except per share data)
Net revenues ................................      $     121,655       $     116,922       $     137,974      $     146,678
Gross profit ................................             37,198              38,853              46,153             51,885
Operating income (loss) .....................              2,890            (150,032)             14,278             20,592
Income (loss) before extraordinary item .....             (1,111)           (130,820)              6,443              9,122
Net income (loss) ...........................             (1,111)           (130,820)              4,783              9,122

Earnings (loss) per share, basic and diluted:
Income (loss) before extraordinary item .....      $       (0.03)      $       (4.04)      $        0.20      $        0.32
Net income (loss) ...........................      $       (0.03)      $       (4.04)      $        0.15      $        0.32


In 1998, the annual results included a provision for a restructuring charge of $161.2 million ($135.0 million net of taxes). Of this amount, $156.6 was recorded in the third quarter ($132.4 million net of taxes), and $4.6 million was recorded in the fourth quarter ($2.6 million net of taxes).

NOTE 20--SUBSEQUENT EVENTS

In January 2000, the Company announced that it had retained financial advisors to explore strategic alternatives to enhance the value of its business, including the possible sale of all or part of the business. As of March 2000, that process was still ongoing, and the Company cannot predict the timing or the outcome of this process.

In February 2000, the Company reduced its workforce by approximately 16% as part of an evaluation of its sterile business plan and to reduce operating costs. As a result, the Company expects to incur a charge of approximately $3.5 million in the first quarter of 2000.

In March 2000, the Company entered into a Memorandum of Understanding to settle certain class action shareholder litigations (See Note 12).

In February and March 2000, the Company and the lenders under its revolving credit and loan agreement agreed to various amendments which together: (i) allowed the Company a waiver with respect to such non-compliance, (ii) modified certain financial covenants, including leverage, interest expense coverage, fixed charge and working capital ratios through the end of 2000 and (iii) increased the interest rate on the outstanding loans and fees payable. (See Note 9.)

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